Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

New Century Bancorp, Inc.

Dunn, North Carolina

We consent to the use of our report dated March 20, 2014, with respect to the consolidated financial statements of New Century Bancorp, Inc. and Subsidiary as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

April 16, 2014